Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 4 to the Registration Statement on Form S-4 and related joint proxy statement/prospectus of our report dated March 15, 2021, with respect to the consolidated financial statements of Ensysce Biosciences, Inc. as of December 31, 2020 and 2019 and for the years then ended (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus which is part of the Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
May 3, 2021